Exhibit 99.1

Contact:	Dave Farmer
508-293-7206
dave.farmer@emc.com

EMC Senior Executive David Goulden Appointed CEO of EMC’s
Information Infrastructure Business

Joe Tucci Remains Chairman and CEO of EMC Corporation

HOPKINTON, Mass, January 8, 2014 - EMC Corporation (NYSE:EMC) today announced the appointment of David Goulden as Chief Executive Officer of EMC Information Infrastructure, one of the businesses in the EMC Federation, effective immediately. Joe Tucci remains Chairman and CEO of EMC Corporation.

“Over the past year David has done a phenomenal job of running EMC’s Information Infrastructure business. David is both knowledgeable and widely respected across EMC and fully deserves this promotion,” said Joe Tucci. “I am looking forward to continuing to work with David in my current capacity as Chairman and CEO of EMC Corporation.”

Goulden (54) is an 11-year EMC veteran, who has operated as EMC’s Chief Financial Officer for seven years and held full responsibility for EMC’s Information Infrastructure Business Units, Sales and Customer Operations, Services, Marketing and G&A functions since July 2012. Goulden has also been instrumental in making M&A a core competency for EMC by playing a leading role in more than 70 acquisitions since 2003.

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About EMC:

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing.  Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.